Exhibit 5.1

April 14, 2009

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

Dear Ladies and Gentlemen:

We have acted as counsel to Sterling Bancshares, Inc., a Texas corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”), pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (such registration statement is herein referred to as the “Registration Statement”), for the offer and sale of up to $150,000,000 of one or more of the following securities (collectively, the “Securities”) which may be issued by the Company from time to time under the Registration Statement: (i) shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), which may include shares of Common Stock issuable upon the conversion or exercise of other Securities, (ii) shares of the Company’s preferred stock, $1.00 par value per share (the “Preferred Stock”), which may include shares of Preferred Stock issuable upon the conversion or exercise of the Warrants (as defined herein), and (iii) warrants (the “Warrants”) to purchase Common Stock or Preferred Stock, the terms of which will be determined by or pursuant to the authority of the Board of Directors of the Company prior to the issuance thereof.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

(1)	When, as and if: (i) the Registration Statement has become effective under the Act, (ii) the appropriate corporate action has been taken by the Company to authorize the issuance of shares of Common Stock and fix or otherwise determine the consideration to be received for such shares, (iii) any legally required consents, approvals, authorizations and other orders of the Commission and other regulatory authorities have been obtained, and (iv) the shares of Common Stock with consideration so fixed have been

April 14, 2009

duly issued and sold by the Company against payment therefor in accordance with such corporate action and as contemplated in the Registration Statement, the Prospectus contained therein and any related Prospectus Supplement, then, upon the happening of such events, such shares of Common Stock (including any shares of Common Stock to be issued by the Company upon the conversion or exercise of other Securities issued by the Company pursuant to the Registration Statement) will be validly issued, fully paid and non-assessable.

(2)	When, as and if: (i) the Registration Statement has become effective under the Act, (ii) the appropriate corporate action has been taken by the Company to establish the rights, preferences and privileges of, and limitations on, any series of Preferred Stock and to authorize the issuance of shares of such series of Preferred Stock and fix or otherwise determine the consideration to be received for such shares, (iii) any legally required consents, approvals, authorizations and other orders of the Commission and other regulatory authorities have been obtained, and (iv) the shares of Preferred Stock with terms so fixed have been duly issued and sold by the Company against payment therefor in accordance with such corporate action and as contemplated in the Registration Statement, the Prospectus contained therein and any related Prospectus Supplement, then, upon the happening of such events, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

(3)	When, as and if: (i) the Registration Statement has become effective under the Act, (ii) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of any Warrants, (iii) any legally required consents, approvals, authorizations and other orders of the Commission and other regulatory authorities have been obtained, and (iv) such Warrants have been duly executed and authenticated in accordance with any applicable warrant agreement and have been duly issued and sold in accordance with such corporate action and as contemplated in the Registration Statement, the Prospectus contained therein and any related Prospectus Supplement, then, upon the happening of such events, such Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We are members of the bar of the state of Texas. We do not express any opinion herein on any laws other than the law of the state of Texas and the Federal law of the United States of America.

April 14, 2009

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOCKE LORD BISSELL & LIDDELL LLP